UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2017

Kratos Defense & Security Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34460	13-3818604
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

4820 Eastgate Mall, Suite 200, San Diego, CA  92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 812-7300

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

In connection with Kratos Defense & Security Solution, Inc.’s (the “Company”)  recently closed $75,037,500 public offering (the “Offering”), the underwriters have exercised in full their over-allotment option to purchase 1,552,500 shares of common stock at a public offering price of $7.25 per share (the “Over-allotment Option”).

The exercise of the Over-allotment Option brings the total shares of common stock sold by the Company in the Offering to 11,902,500 shares.  The Company expects to receive gross proceeds from the Offering, before commissions and expenses, of $86,293,125.

On March 1, 2017, the Company’s board of directors approved an increase to the Company’s note repurchase program which authorizes the Company to repurchase up to $100,000,000 of its 7% Senior Secured Notes due in 2019 (the “Notes”) over a two-year period, subject to compliance with applicable law and existing covenant restrictions under the Company’s Credit and Security Agreement, dated May 14, 2014, as amended. The Company expects to fund repurchases under the note repurchase program with cash and cash equivalents on hand. Under the program, management is authorized to purchase Notes from time to time through open market purchases or privately negotiated transactions, including by making a tender offer to the holders of the Notes, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, subject to market conditions and other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

	By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President, Chief Financial Officer

Date: March 7, 2017